Exhibit 1

PLEDGE AGREEMENT

PLEDGE AGREEMENT ("Pledge Agreement") dated as July 30, 2015, by and among Increasive Ventures B.V. ("Lender"), and the following individuals, Adriaan Reinders, Marion Freijsen, Mark Stanich, Ruud Smeets and Mark Noffke, as pledged common stock voting rights (the "Pledged Voting Shareholders").

RECITALS

A.            Reference is made to (i) that certain Bridge Loan Agreement of even date herewith (the "Purchase Agreement") to which EFactor Group Corp. (the "Company") and the Lender are parties, and (ii) the Transaction Agreements (as that term is defined in the Loan Agreement), including, without limitation, the Debenture.

B.            Pursuant to the Transaction Agreements, the Company has certain obligations to the Lender (all such obligations, the "Obligations"), including, but not limited to, obligations to pay principal and interest of the Debenture, which was issued in the original aggregate principal amount of $1,300,000, on the Maturity Date. The Bridge Loan Obligations are secured by the pledge of certain voting rights of the Company upon the uncured default of the Obligation. The obligations of the Company and of the Pledgor, if any, under the Debenture are referred to collectively as the "Note Obligations."

C.            To secure the Bridge Loan Obligations, the Pledged Voting Shareholders have agreed to pledge certain common stock voting rights to the Lender upon the uncured default of the Debenture Obligations.

D.            The Pledged Voting Shareholders are shareholders, subsidiaries and/or affiliates of the Company and have determined that it is in the Pledged Voting Shareholders' best interests, including to the benefit of the other interests of the Company, to provide the pledge referred to herein.

E.            The Lender is willing to enter into the Bridge Loan Agreement and the other Transaction Agreements only upon receiving the Pledged Voting Shareholders' pledge of certain voting rights of the Company, as set forth in this Pledge Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Grant of Voting Rights.

(a)            To secure the Debenture Obligations of the Company, the Pledged Voting Shareholders hereby pledge to the Lender upon the uncured default of the Company (i) all of the voting rights related to their individual shares of Common Stock (the "Pledged Voting Shares") set forth on the attached Schedule 2 of this Agreement. Unless otherwise set forth on Schedule 2 of this Agreement, the Pledged Voting Shareholders are the beneficial and record owner of the Pledged Voting Shares set forth opposite the Pledgor's name on such Schedule. Such Pledged Voting Shares are hereinafter referred to as the "Collateral."

(b)            The Pledged Voting Shareholders represent and warrant to the Lender that the Pledged Voting Shares are duly authorized, validly issued, fully paid and non-assessable and that it will not permit the transfer of the Pledged Voting Shares except in accordance with this Pledge Agreement while the same is in effect.

2.            With respect to certain other matters:

(i)            that the Pledged Voting Shareholders have made necessary inquiries of the Company and believes that the Company fully intends to fulfill and has the capability of fulfilling the Obligations to be performed by the Company in accordance with the terms of the Transaction Agreements;

(ii)            that the Pledged Voting Shareholders are not acting, and have not agreed to act, in any plan to sell or dispose of the Pledged Voting Shares in a manner intended to circumvent the registration requirements of the Securities Act of 1933, as amended, or any applicable state law;

(iii)            that this Pledge Agreement constitutes a legal, valid and binding obligation of the Pledged Voting Shareholders is enforceable in accordance with its terms.

3.            Waiver. Each of the Pledged Voting Shareholders waives any right that it may have to require Lender to proceed against any other person, or proceed against or exhaust any other security, or pursue any other remedy Lender may have.

4.            Term of Agreement. This Pledge Agreement shall continue in full force and effect until the later of the payment in full of the Redemption Price upon the security interests in the relevant Collateral shall be deemed released, and any portion of the Collateral. Upon termination of this Pledge Agreement, the relevant Collateral shall be returned within five (5) Trading Days to Debtor or to the Pledgor, as contemplated above.

5.            General Provisions:

5.1            Binding Agreement; No Modification of Transaction Agreements. This Pledge Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties hereto. Except to the extent specifically provided herein, nothing in this Pledge Agreement shall limit or modify any provision of any of the Transaction Agreements

5.2            Captions. The headings used in this Pledge Agreement are inserted for reference purposes only and shall not be deemed to define, limit, extend, describe, or affect in any way the meaning, scope or interpretation of any of the terms or provisions of this Pledge Agreement or the intent hereof.

5.3            Counterparts. This Pledge Agreement may be signed in any number of counterparts with the same effect as if the signatures upon any counterpart were upon the same instrument. All signed counterparts shall be deemed to be one original. A facsimile transmission of this signed Pledge Agreement shall be legal and binding on all parties hereto.

5.4            Further Assurances. The parties hereto agree that, from time to time upon the written request of any party hereto, they will execute and deliver such further documents and do such other acts and things as such party may reasonably request in order fully to effect the purposes of this Pledge Agreement.

5.5            Waiver of Breach. Any waiver by either party of any breach of any kind or character whatsoever by the other, whether such be direct or implied, shall not be construed as a continuing waiver of or consent to any subsequent breach of this Pledge Agreement.

5.6            Cumulative Remedies. The rights and remedies of the parties hereto shall be construed cumulatively, and none of such rights and remedies shall be exclusive of, or in lieu or limitation of any other right, remedy, or priority allowed by applicable law.

5.7            Amendment. This Pledge Agreement may be modified only in a written document that refers to this Pledge Agreement and is executed by Lender, the Pledged Voting Shareholders and the Debtor.

5.8            Interpretation. This Pledge Agreement shall be interpreted, construed, and enforced according to the substantive laws of the State of New York.

5.9            Governing Law. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Pledge Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

5.10            WAIVER OF JURY TRIAL. The parties to this Pledge Agreement hereby waive a trial by jury in any action, proceeding or counterclaim brought by any of them against any other in respect of any matter arising out or in connection with this Pledge Agreement.

5.11              Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt. Such notices may be sent (i) in the United States mail, postage prepaid and certified, (ii) by express courier with receipt, (iii) by facsimile transmission, with a copy subsequently delivered as in (i) or (ii) above. Any such notice shall be addressed or transmitted as follows:

If to the Lender, to:
Increasive Ventures BV
Stevensweg 2,
2141 VL
Vijfhuizen, the Netherlands

If to the Pledged Voting Shareholders, to:
EFactor Group Corp
1177 Avenue of the Americas
Suite 5060
New York, NY 10036 USA

Any party may change its address by notice similarly given to the other parties (except that a Lender need not give notice to other Lender).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK. THE SIGNATURES OF THE PARTIES ARE ON THE NEXT PAGE.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day, month and year first above written.

THE PLEDGED VOTING SHAREHOLDERS:

THE LENDER:

Increasive Ventures B.V.

SCHEDULE 2

The following shares are pledged hereunder as the Pledged Shares, each certificate in the name of:

Pledged Voting Shareholders	Shares Owned Pre-Split
Adriaan Reinders and related controlled entities	10,913,785
Marion Freijsen and related controlled entities	11,121,785
Ruud Smeets and related controlled entities	5,541,293
Mark Stanich	2,815,629
Mark Noffke	577,649
30,970,141

BE IT RESOLVED, that each Pledged Voting Shareholders listed below has pledged their Voting rights to the Lender in accordance to the Pledge Agreement.

IN ACKNOWLEDGEMENT WHEREOF, the undersigned have executed this Consent to their individual Voting Shares as of July 30, 2015.